Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2016, relating to the consolidated financial statements and financial statement schedule of Dean Foods Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dean Foods Company and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
May 20, 2016